Exhibit No. 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Greene County Bancshares, Inc. on Form S-4 of our report dated January 16, 2003 on the consolidated financial statements of Greene County Bancshares, Inc. appearing in the 2002 Form 10-K of Greene County Bancshares, Inc., and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Oak Brook, Illinois
August 8, 2003